Exhibit 99.1

N-able Appoints Ann Johnson to Board of Directors and Launches New Board-Level Cybersecurity Committee

Expansion of board and increased security focus underscore N-able commitment to partner protection and growth

WAKEFIELD, MA – November 4, 2021 – N-able, Inc. (NYSE: NABL), the purpose-built technology partner for managed services providers (MSPs), today announced the addition of Ann Johnson as a member of the board of directors, in addition to the establishment of a cybersecurity committee of the board. These key developments further accelerate N-able’s focus on empowering partner protection and success.

Ann serves as the corporate vice president of security, compliance, identity, and management business development for Microsoft®. Driving the evolution and implementation of Microsoft’s short and long-term security acquisitions and strategic partner roadmap, she has become a recognized thought leader on cybersecurity and a sought-after global speaker and digital author specializing in cyber-resilience, online fraud, compliance, and machine learning. In addition to the N-able board of directors, she is a member of the board of advisors for The Financial Services Information Sharing and Analysis Center (FS-ISAC), an advisory board member for the Executive Women’s Forum on Information Security, Risk Management & Privacy (EWF), and a board member at HUMAN (formerly WhiteOps), as well as Seattle Humane.

“I was attracted to N-able because of how they approach technology, as an innovation ecosystem that is constantly challenging themselves and their customers to go further,” stated Ann. “I’m honored to be joining such a respected group of fellow directors and thank John Pagliuca and the board for the opportunity.”

Ann also joins the newly formed cybersecurity committee of the board, which includes fellow N-able directors Darryl Lewis, as committee chair, and Cam McMartin—both joined as directors in connection with N-able’s spin-off from SolarWinds Corporation in July 2021. The committee will oversee N-able policies, plans, and programs relating to cybersecurity and data protection risks associated with its products, services, and business operations.

“Ann is a force to be reckoned with in the tech industry and a true cyber trailblazer, and we’re thrilled that she accepted the appointment of director,” stated John Pagliuca, CEO of N-able. “This good news is made even greater with the unveiling of our new cybersecurity committee with Darryl at its helm. Cybersecurity isn’t a one and done exercise and our aim is to continually increase our level of investment, focus, and responsibility, which we believe is a mutual and shared one for our entire industry.”

Both Darryl and Cam bring a wealth of technology industry and cybersecurity experience. Darryl served as the CTO for a leading data and analytics company and pioneered several notable development initiatives at Microsoft. Cam also sits on the board of directors of SailPoint Technologies (SAIL) and several private growth stage enterprises, and serves as both a company and fund advisor. In addition, he currently is the interim chief financial officer of SailPoint Technologies.

“The appointment of Ann to our board, along with our increased board-level focus on cybersecurity, make today’s announcement a pivotal one,” stated William Bock, chair of the N-able board of directors. “Along with the rest of the board, I want to personally welcome Ann. I know she’s going to challenge and inspire us to not only do our best, but hold ourselves to even higher standards of how we measure our success.”

The N-able board is comprised of recognized leaders in tech, operations, M&A, and security. More information about N-able's board of directors is available on the N-able investor relations page: https://investors.n-able.com/governance/board-of-directors/.

About N-able

N-able empowers managed services providers (MSPs) to help small and medium enterprises navigate the digital evolution. With a flexible technology platform and powerful integrations, we make it easy for MSPs to monitor, manage, and protect their end customer systems, data, and networks. Our growing portfolio of security, automation, and backup and recovery solutions is built for IT services management professionals. N-able simplifies complex ecosystems and enables customers to solve their most pressing challenges. We provide extensive, proactive support—through enriching partner programs, hands-on training, and growth resources—to help MSPs deliver exceptional value and achieve success at scale. n-able.com

© 2021 N-able Solutions ULC and N-able Technologies Ltd. All rights reserved.
Source: N-able, Inc.
Category: Financials

For more information:
Kim Cecchini
kim.cecchini@n-able.com